Exhibit 99.1

Spire Announces Private Placement of $165 Million of Senior Unsecured Notes

ST. LOUIS, June 20, 2016 /PRNewswire/ -- Spire Inc. (NYSE: SR) ("Spire") announced today that it has finalized the terms of a private placement with institutional investors of $165 million of senior unsecured notes, consisting of $35 million of 5-year notes and $130 million of 10-year notes.

Spire intends to use the net proceeds to fund a portion of the consideration for its previously announced pending acquisition of Mobile Gas and Willmut Gas. The issuance and sale of the notes is expected to occur concurrently with or shortly before the closing of the acquisition, but may not occur later than December 31, 2016. If the acquisition for any reason does not close within three business days of the issuance of the notes, on the next business day, the notes will be repaid at par and cancelled. If the acquisition is terminated for any reason prior to issuance of the notes, the notes will not be issued. Depending on the date of issuance and sale, the 5-year notes will bear interest between 2.49 percent and 2.61 percent per annum and the 10-year notes will bear interest between 3.11 percent and 3.19 percent per annum. With the completion of the acquisition financing, Spire's $275 million bridge loan commitment for the acquisition has terminated.

The offer and sale of these notes has not been registered under the Securities Act of 1933, as amended, and the notes may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of any offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking and Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire's future operating results may be affected by various uncertainties and risk factors, many of which are beyond Spire's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see Spire's Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and Spire's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each as filed with the Securities and Exchange Commission.

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SOURCE Spire Inc.